Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PASITHEA THERAPEUTICS CORP.

Pasithea Therapeutics Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the certificate of incorporation of the Corporation, as heretofore amended and restated (the “Current Charter”) is hereby amended as follows:

Article IV of the Current Charter, be and hereby is further amended by replacing paragraph (A) of Article IV with the following:

“(A) Classes of Stock. The total number of shares of all classes of capital stock that the Company is authorized to issue is 105,000,000 shares. The authorized capital stock is divided into: (i) 100,000,000 shares of common stock having a par value of $0.0001 per share (hereinafter, the “Common Stock”) and (ii) 5,000,000 shares of preferred stock having a par value of $0.0001 per share (hereinafter, the “Preferred Stock”).

Upon the effectiveness (“Effective Time”) of the filing of this Certificate of Amendment, a one-for-twenty reverse stock split (the “Reverse Split”) of the Company’s Common Stock, par value $0.0001 per share, shall become effective, pursuant to which each twenty shares of Common Stock issued and outstanding and held of record by each stockholder of the Company or issued and held by the Company in treasury immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the Company or the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”). The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be, after giving effect to the Reverse Split.

No fractional shares of Common Stock will be issued as a result of or in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive a cash payment (without interest) in lieu of fractional shares, equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the exchange the Company is currently trading during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split).

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified as well as the right to receive cash in lieu of fractional shares of New Common Stock after the Effective Time.”

SECOND: The amendments set forth in this Certificate of Amendment were duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective as of 12:01 am Eastern Time on January 2, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 29th day of December, 2023.

PASITHEA THERAPEUTICS CORP.

/s/ Tiago Reis Marques
Tiago Reis Marques
Chief Executive Officer and Director